UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 4, 2018

FUSION CONNECT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32421	58-2342021
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Lexington Avenue, Suite 1718 New York, NY	10170
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 201-2400

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01
Entry into a Material Definitive Agreement.

The information set forth under Item 2.01, Item 2.03, and Item 3.02 below is incorporated herein by reference.

MegaPath Merger Agreement

On May 4, 2018, Fusion Connect, Inc. (f/k/a Fusion Telecommunications International, Inc.), a Delaware corporation (“Fusion”), and its wholly owned subsidiary, Fusion MPHC Acquisition Corp., a Delaware corporation (“MPHC Merger Sub”), entered into an Agreement and Plan of Merger (the “MegaPath Merger Agreement”), with MegaPath Holding Corporation, a Delaware corporation (“MegaPath”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the stockholders and optionholders of MegaPath (the “Stockholder Representative”). The MegaPath Merger Agreement, provides, among other things, that upon the terms and conditions set forth therein, MPHC Merger Sub will merge with and into MegaPath (the “MegaPath Merger”), with MegaPath surviving the MegaPath Merger and continuing as a wholly-owned subsidiary of Fusion (the “Surviving Company”).

The purchase price for MegaPath is $71,500,000 (the “Purchase Price”), up to $10,000,000 of which may be paid by Fusion, at its option, in shares of Fusion’s common stock, par value $0.01 per share (the “Fusion Common Stock”). The Purchase Price is subject to a working capital adjustment as well as a reduction for certain transaction expenses and any outstanding indebtedness of MegaPath as of the closing of the MegaPath Merger (the “MegaPath Closing”), in each case, as provided in the MegaPath Merger Agreement. At the MegaPath Closing, $2,500,000 of the Purchase Price will be deposited in an escrow account held by Citibank, N.A., as escrow agent (the “Escrow Agent”), for one (1) year, to secure indemnification obligations in favor of Fusion under the MegaPath Merger Agreement. Furthermore, $850,000 of the Purchase Price (the “Holdback”) will be deposited by the selling stockholders with the Escrow Agent to cover fees and expenses of the Stockholder Representative.

The MegaPath Merger Agreement contains customary representations, warranties and covenants. In addition, the MegaPath Merger is subject to various closing conditions, including receipt of any required regulatory approvals and receipt of the approval from holders of 95% of the MegaPath common stock and preferred stock (on an as-converted basis) (the “MegaPath Capital Stock”), which stockholder approval was obtained prior to the date of this Current Report on Form 8-K.

Subject to certain exceptions and limitations, either Fusion or MegaPath may terminate the MegaPath Merger Agreement if the MegaPath Merger is not consummated by June 30, 2018. Fusion may also terminate the MegaPath Merger Agreement if holders of greater than one percent of the MegaPath Capital Stock exercise dissenters’ rights in accordance with Section 262 of the Delaware General Corporation Law.

The MegaPath Merger Agreement includes customary indemnification obligations by (a) each of the holders of MegaPath Capital Stock and outstanding options to purchase MegaPath common stock (collectively, the “MegaPath Securityholders”) for the benefit of Fusion and its affiliates, and (b) Fusion for the benefit of the MegaPath Securityholders and their affiliates.

At the MegaPath Closing, the directors and officers of MegaPath and each of its subsidiaries will resign from such positions, and the directors and officers of MPHC Merger Sub will become the directors and officers of the Surviving Company.

As described in Item 2.03 below, Fusion will use $62,000,000 of borrowings under the First Lien Credit Agreement (as defined below) to pay the cash portion of the Purchase Price. In accordance with the terms of the First Lien Credit Agreement, pending the MegaPath Closing, these funds have been deposited into a segregated bank account.

The foregoing description of the MegaPath Merger Agreement is qualified in its entirety by reference to the full text of that document, which is filed hereto as Exhibit 10.1, and which is incorporated by reference herein. The MegaPath Merger Agreement has been included as an exhibit hereto solely to provide investors and security holders with information regarding its terms. The representations, warranties and covenants contained in the MegaPath Merger Agreement are made only for purposes of the specific agreement and are made as of specific dates; are solely for the benefit of the parties to that agreement; may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the MegaPath Merger Agreement, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties rather than establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Investors and security holders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Fusion or any subsidiary of Fusion. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the MegaPath Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures.

On May 10, 2018, Fusion issued a press release announcing its entry into MegaPath Merger Agreement, a copy of which is filed as Exhibit 99.1 and which is incorporated by reference herein.

Item 2.01
Completion of Acquisition or Disposition of Assets.

Completion of the Acquisition of Birch Communications

On May 4, 2018 (the “Closing Date”), Fusion completed the various transactions contemplated by the Agreement and Plan of Merger, dated August 26, 2017, as amended (the “Birch Merger Agreement”), by and among Fusion, Fusion BCHI Acquisition LLC, a wholly-owned subsidiary of Fusion (“BCHI Merger Sub”), and Birch Communications Holdings, Inc. (“Birch”). As contemplated by the Birch Merger Agreement, on the Closing Date, Birch merged with and into BCHI Merger Sub (the “Birch Merger”), with BCHI Merger Sub surviving the Birch Merger as a wholly-owned subsidiary of Fusion. The Birch Merger and other transactions contemplated by the Birch Merger Agreement were approved by the stockholders of Fusion at its annual meeting of stockholders held on February 21, 2018 (the “Annual Meeting”).

On the Closing Date, all of the outstanding shares of common stock, par value $0.01 per share, of Birch (other than treasury shares or shares owned of record by any Birch subsidiary) were cancelled and converted into the right to receive, in the aggregate, 49,896,310 shares (the “Merger Shares”) of Fusion Common Stock. Pursuant to subscription agreements executed by each of the shareholders of Birch, the Merger Shares were issued in the name of, and are now held by, BCHI Holdings, LLC (“BCHI Holdings”), a Georgia limited liability company owned by the former shareholders of Birch. In accordance with the Birch Merger Agreement, the Merger Shares represent three times (3x) the number of shares of Fusion Common Stock outstanding immediately prior to the Closing Date, including the number of shares of Fusion Common Stock issuable to holders of preferred stock of Fusion converted on the Closing Date (as described below) and in-the-money warrants to purchase shares of Fusion Common Stock, but excluding (a) shares of Fusion Common Stock issued in connection with Fusion’s January 2018 acquisition of assets of IQmax, Inc., (b) shares of Fusion Common Stock issued on February 5, 2018 in connection with Fusion’s public offering of shares of Fusion Common Stock, and (c) shares of Fusion Common Stock issued on the Closing Date pursuant to the Common Stock Purchase Agreements (as described in Item 3.02 below). As of the Closing Date, BCHI Holdings held approximately 65.2% of the issued and outstanding shares of Fusion Common Stock.

All share and per share amounts included in this Current Report on Form 8-K give effect to a 1-for-1.5 Reverse Split (as defined below) that became effective on May 4, 2018 immediately prior to the closing of the Birch Merger.

As required by the terms of the Birch Merger Agreement, on the Closing Date all of the issued and outstanding shares of Fusion’s preferred stock, par value $0.01 per share (the “Preferred Stock”), including its Series A-1 Cumulative Convertible Preferred Stock, Series A-2 Cumulative Convertible Preferred Stock, Series A-4 Cumulative Convertible Preferred Stock, and Series B-2 Senior Cumulative Convertible Preferred Stock, that holders thereof elected to convert were converted into an aggregate of 1,288,974 shares of Fusion Common Stock. Any accrued but unpaid dividends with respect to such Preferred Stock were included in the calculation of the number of shares of Fusion Common Stock delivered to each holder of Preferred Stock on the Closing Date. Any shares of Preferred Stock that were not submitted for conversion by the applicable holder prior to the Closing Date automatically terminated and were cancelled without consideration in accordance with their terms.

Registration Rights Agreement

On the Closing Date, BCHI Holdings and Fusion entered into a Registration Rights Agreement (the “Registration Rights Agreement”) governing the registration rights of BCHI Holdings in respect of the Merger Shares, pursuant to which Fusion agreed, among other things, to use its reasonable best efforts to cause a shelf registration statement (the “Birch Registration Statement”) covering the resale of up to 25% of the Merger Shares to be declared effective by the Securities and Exchange Commission (the “SEC”) within 120 days of the Closing Date. Under the Preferred Stock Purchase Agreement (as defined below), Fusion agreed to file the Birch Registration Statement with the SEC within five (5) business days after the Closing Date if certain specified conditions were met.

Fusion has agreed to maintain the effectiveness of the Birch Registration Statement until the earlier of (a) the sale of all of the covered Merger Shares, or (b) the fifth anniversary of the effective date of Birch Registration Statement (the “Effectiveness End Date”). BCHI Holdings may, subject to certain limitations, require that distribution of the covered Merger Shares covered by Birch Registration Statement be made in an underwritten offering of the covered Merger Shares; provided that gross proceeds of any such offering are expected to be at least $10,000,000, and subject to customary cutbacks and lock-ups.

Under the Registration Rights Agreement, BCHI Holdings has also been provided with certain customary demand and piggyback registration rights with respect to the Merger Shares. In addition, from the Effectiveness End Date, BCHI Holdings may, subject to certain limitations, require that distribution of the Merger Shares pursuant to a demand registration right be made in an underwritten offering, provided that gross proceeds of such offering are expected to be at least $20,000,000, and subject to customary cutbacks and lock-ups.

The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the full text of such document, which is filed hereto as Exhibit 10.2 and which is incorporated by reference herein.

Stockholders’ Agreement

On the Closing Date, Fusion also entered into a Stockholders’ Agreement (the “Stockholders’ Agreement”) with BCHI Holdings and the pre-closing members of the Fusion Board of Directors (the “Fusion Committee”). Under the Stockholders’ Agreement, the parties agreed that immediately after the closing of the Birch Merger, the new Fusion Board of Directors (the “Fusion Board”) would initially be set at seven (7) members, of which (a) three (3) persons (at least one (1) of whom must be an independent director within the meaning of the Nasdaq listing standards (the “Nasdaq Listing Standards”)) would be designated for appointment to the Fusion Board by BCHI Holdings (the “Birch Designees”); (b) three (3) persons (at least one (1) of whom must be an independent director within the meaning of the Nasdaq Listing Standards) (the “Fusion Designees”) would be designated for appointment to the Fusion Board by the members of the pre-closing Fusion Board or, subsequently, the Fusion Designees (the “Fusion Committee”); and (c) one (1) person (who must also be an independent director within the meaning of the Nasdaq Listing Standards) would be designated by BCHI Holdings with the prior written approval (not to be unreasonably withheld, conditioned or delayed) of the Fusion Committee (the “Independent Designee”).

The Fusion Designees are Matthew D. Rosen, Marvin S. Rosen and Michael J. Del Giudice; the Birch Designees are Holcombe T. Green, Jr., Holcombe Green, III and Lewis W. Dickey, Jr.; and the Independent Designee is Rafe de la Gueronniere.

The Stockholders’ Agreement requires each party to vote its respective shares of Fusion Common Stock in favor of electing to the Fusion Board individuals nominated in accordance with the foregoing provisions. The rights of the Fusion Committee and BCHI Holdings to nominate directors to the Fusion Board continue (i) as to the Fusion Committee, until such time as Marvin S. Rosen and Matthew D. Rosen collectively beneficially own less than one and one-half percent (1.5%) of the then issued and outstanding shares of Fusion Common Stock, and (ii) as to BCHI Holdings, until such time as it and its affiliates collectively beneficially own less than twenty percent (20%) of the number of shares of Fusion Common Stock owned by them as of the Closing Date.

The foregoing description of the Stockholders’ Agreement is qualified in its entirety by reference to the full text of such document, which is filed hereto as Exhibit 10.3 and which is incorporated by reference herein.

Lingo Spin-Off

As contemplated by the terms of the Birch Merger Agreement, immediately prior to the closing of the Birch Merger, Birch distributed to its shareholders all of the shares of its subsidiary, Lingo Management, LLC, a Georgia limited liability company (“Lingo”), and certain other subsidiaries of Birch that provided services to Birch’s U.S.-based consumer customers, wireless customers and its small business customer-base (which include those business customers with $111 per month or less of monthly revenue for purposes of the spin-off) and assets associated with the support of those customers. In connection with that spin-off, Fusion entered into a transition services agreement with Lingo (the “Transition Services Agreement”) on the Closing Date, pursuant to which each party agreed to provide the other party with specified services. The types of services covered by the Transition Services Agreement include, but are not limited to, network operations center support services, customer care support services, IT support services, product and marketing support, human resources and legal support, and finance, tax and accounting support. The term and pricing of each service covered by the Transition Services Agreement varies.

In connection with the spin-off of Lingo, Fusion and Lingo also entered into a Non-Solicitation and Right of First Refusal Agreement (the “Non-Solicitation Agreement”) on the Closing Date, under which each of Lingo and Fusion agreed that it would not solicit (a) the employees, officers, directors, or consultants of the other party for a period of three years from the Closing Date, or (b) the customers of the other party, until two years after the end of the period during which Lingo and Fusion share certain customer records under the terms of the Transition Services Agreement, but in no event ending later than three years after the Closing Date. In addition, Lingo agreed to grant Fusion a right of first refusal for a period of three years from the Closing Date, to acquire any third party provider of communications services or cloud services to business services, such that Lingo must first offer Fusion the right to make such a proposed acquisition, on the same economic terms as Lingo, before Lingo can effect such a transaction.

The foregoing descriptions of the Transition Services Agreement and Non-Solicitation Agreement are qualified in their entirety by reference to the text of such documents, which are filed hereto as Exhibit 10.4 and Exhibit 10.5, respectively, and which are incorporated by reference herein.

Carrier Spin-Off

On the Closing Date, Fusion entered into a Membership Interest Purchase and Sale Agreement (the “Membership Sale Agreement”) with XComIP, LLC (“XCOM”) pursuant to which Fusion transferred its sixty percent (60%) membership interest in Fusion Global Services, LLC (“Fusion Global”) to XCOM in exchange for a right to receive: (i) sixty percent (60%) of the Net Profits (as defined in the Membership Sale Agreement) of Fusion Global; (ii) sixty percent (60%) of any distributions being made by Fusion Global to its members only to the extent such amounts are not distributed as part of the distribution of Net Profits; and (iii) sixty percent (60%) of the net proceeds received by the members from a sale of Fusion Global to a third party. The Membership Sale Agreement contains customary representations and warranties for an agreement of this type and also includes various covenants by Fusion Global to deliver to Fusion specified information during the course of each year. In addition, the Membership Sale Agreement contains a list of specified actions that may not be taken by Fusion Global and its manager without the prior approval of Fusion. Further, the Membership Sale Agreement contains a right of first refusal under which Fusion has the right to purchase all of the membership interests in Fusion Global in the event of a proposed sale to a bona fide third party and also contains an additional revenue share obligation should Fusion Global expand the scope of its current business and use the assets and personnel (other than the manager) in support of that business. In connection with the execution of the Membership Sale Agreement, Fusion and XCOM also entered into a non-solicitation agreement.

The foregoing description of the Membership Sale Agreement is qualified in its entirety by reference to the full text of such document, which is filed hereto as Exhibit 10.6 and which is incorporated by reference herein.

Indemnity Agreements

On the Closing Date, BCHI Holdings and Fusion entered into an amended and restated indemnification letter agreement (the “Amended Indemnity Letter”), which amended the indemnity letter delivered by BCHI Holdings to Fusion on August 26, 2017 in connection with the execution of the Birch Merger Agreement (the “Original Indemnity Letter”). The Amended Indemnity Letter has substantially the same terms as the Original Indemnity Letter, except that it adds additional enumerated matters for which BCHI Holdings has agreed to indemnify Fusion. The indemnity cap and the terms of indemnification in the Amended Indemnity Letter are the same as those contained in the Original Indemnity Letter.

On the Closing Date, BCHI Holdings and Fusion also entered into a separate indemnification letter agreement (the “Tax Indemnity Letter”) whereby BCHI Holdings agreed to indemnify and hold harmless Birch Communications, LLC (“BCLLC”), a wholly-owned subsidiary of Fusion, and each of the other subsidiaries of BCLLC, from and against any and all liabilities for unpaid state income or franchise taxes, late fees and penalties and interest owed for 2017 and prior years and paid by BCLLC after the closing of the Birch Merger. However, Fusion agreed that BCHI Merger Sub (as successor-in-interest to Birch as a result of the Birch Merger) would pay the first $1,000,000 of any actual tax liabilities (but not late fees, penalties, or interest associated therewith). Amounts owed under the Tax Indemnity Letter may be paid by BCHI Holdings in Fusion Common Stock at a price per share equal to the greater of (a) $3.00 and (b) the five-day weighted-average price.

The foregoing descriptions of the Amended Indemnity Letter and Tax Indemnity Letter are qualified in their entirety by reference to the full text of such documents, which are filed hereto as Exhibit 10.7 and Exhibit 10.8, respectively, and which are incorporated by reference herein.

Fusion Press Release

On May 7, 2018, Fusion issued a press release announcing the closing of the Birch Merger and certain other items described below in Items 2.03, 5.01, and 5.03, a copy of which is filed as Exhibit 99.2 hereto.

Item 2.03
Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Senior Secured Credit Facilities

On May 4, 2018, Fusion entered into a First Lien Credit and Guaranty Agreement (the “First Lien Credit Agreement”) with Wilmington Trust, National Association, as Administrative Agent and Collateral Agent (in such capacities, the “First Lien Agent”), the lenders party thereto (the “First Lien Lenders”), and all of the U.S.-based subsidiaries of Fusion, as guarantors thereunder (the “Guarantors”), pursuant to which the First Lien Lenders extended (a) term loans to Fusion in an aggregate principal amount of $555,000,000, consisting of the “Tranche A Term Loan” and “Tranche B Term Loan,” in an aggregate principal amount of $45,000,000 and $510,000,000, respectively (collectively, the “First Lien Term Loan”), and (b) a revolving facility in an aggregate principal amount of $40,000,000 (the “Revolving Facility”, and together with the First Lien Term Loan, the “First Lien Facility”). Borrowings under the First Lien Credit Agreement are computed based upon either the then current “base rate” of interest or “LIBOR” rate of interest, as selected by Fusion at the time of its borrowings. Interest on borrowings that Fusion designates as “base rate” loans bear interest per annum at the greatest of (a) the prime rate published by the Wall Street Journal, (b) the federal funds effective rate as published by the Federal Reserve Bank of New York plus 0.5%, (c) the Adjusted LIBOR Rate (as defined below) with an interest period of one month plus 1%, or (d)(i) 1% (for the Revolving Facility) or (ii) 2% (for the First Lien Term Loan) (collectively, the “Base Rate”); plus (x) 4.00%, with respect to the Tranche A Term Loan, (y) 6.50%, with respect to the Tranche B Term Loan, or (z) 4.00%, with respect to the Revolving Facility (which shall be subject to adjustment based upon the net leverage ratio of Fusion and its subsidiaries after the delivery of Fusion’s financial statements for fiscal quarter ended June 30, 2018 and related compliance certificate (the “Financial Statement Delivery Date”)). Interest on borrowings that Fusion designates as “LIBOR” loans bear interest per annum at (a) the “LIBOR” rate divided by (b) one minus the “applicable reserve requirement” of the Federal Reserve for Eurocurrency liabilities (subject to a floor of 1% for the First Lien Term Loan) (the “Adjusted LIBOR Rate”); plus (x) 5.00%, with respect to the Tranche A Term Loan, (y) 7.50%, with respect to the Tranche B Term Loan, or (z) 5.00%, with respect to the Revolving Facility (which shall be subject to adjustment based upon the net leverage ratio of the Company and its subsidiaries after the Financial Statement Delivery Date). The Tranche A Term Loan has an original issue discount of 0.5%. The Tranche B Term Loan has an original issue discount of 4%, except for the $170 million portion of the Tranche B Term Loan made by one lender and certain of its affiliates, which has an original issue discount of 9%, for a blended original issue discount of approximately 5.67%. The Tranche A Term Loan and the Revolving Facility mature on the fourth anniversary of the Closing Date and the Tranche B Term Loan matures on the fifth anniversary of the Closing Date. The Guarantors guaranty the obligations of Fusion under the First Lien Credit Agreement.

In addition, Fusion simultaneously entered into a Second Lien Credit and Guaranty Agreement (the “Second Lien Credit Agreement”, and with the First Lien Credit Agreement, the “Credit Agreements”), by and among Fusion, the Guarantors, Wilmington Trust, National Association, as Administrative Agent and Collateral Agent (in such capacities, the “Second Lien Agent”, and together with the First Lien Agent, collectively the “Agents”), and the lenders party thereto (the “Second Lien Lenders”, and together with the First Lien Lenders, the “Lenders”), pursuant to which the Second Lien Lenders extended a term loan in the aggregate principal amount of $85,000,000 (the “Second Lien Term Loan”, and collectively with the First Lien Term Loan, the “Term Loans”, and collectively with the First Lien Facility, the “Credit Facilities”). Borrowings under the Second Lien Credit Agreement are computed based upon either the then current “base” rate of interest or “LIBOR” rate of interest, as selected by Fusion at the time of its borrowings. Interest on borrowings under the Second Lien Term Loan that Fusion designates as “base rate” loans bear interest per annum at Base Rate plus 9.50%. Interest on borrowings under the Second Lien Term Loan that Fusion designates as “LIBOR” loans bear interest per annum at (a) the “LIBOR” rate divided by (b) one minus the “applicable reserve requirement” of the Federal Reserve for Eurocurrency liabilities (subject to a floor of 1% for the Second Lien Term Loan), plus 10.50%. The Second Lien Term Loan has an original issue discount of 4.00%, and it matures 5.5 years from the Closing Date. The Guarantors guaranty the obligations of Fusion under the Second Lien Credit Agreement. The Credit Facilities may be prepaid, in whole or in part, subject to specified prepayment premiums.

As of the date of this Current Report on Form 8-K, the Credit Facilities (including the Revolving Facility) bear interest at a weighted-average rate of approximately LIBOR plus 7.56%. Excluding the Revolving Facility, the Credit Facilities bear interest at a weighted-average rate of approximately LIBOR plus 7.72%.

Goldman Sachs Lending Partners LLC (“Goldman Sachs”), Morgan Stanley Senior Funding, Inc. and MUFG Union Bank, N.A., served as Joint Lead Arrangers and Joint Bookrunners, and Goldman Sachs served as Syndication Agent for each of the Credit Facilities.

In connection with the Credit Facilities, Fusion and the Guarantors entered into (i) a First Lien Pledge and Security Agreement with the First Lien Agent (the “First Lien Security Agreement”) and (ii) a Second Lien Pledge and Security Agreement with the Second Lien Agent (the “Second Lien Security Agreement” and together with the First Lien Security Agreement, collectively, the “Security Agreements”), pursuant to which Fusion and the Guarantors pledged substantially all of their now owned and hereafter acquired property as security for the obligations of Fusion under the Credit Agreements, including the capital stock of the Guarantors and other direct and indirect subsidiaries of Fusion (subject to certain limitations and restrictions set forth in the Security Agreements).

Under the Credit Agreements, Fusion is subject to a number of affirmative and negative covenants, including but not limited to, restrictions on paying indebtedness subordinate to its obligations to the Lenders, incurring additional indebtedness, making capital expenditures, dividend payments and cash distributions by subsidiaries. Furthermore, Fusion is required to comply with various financial covenants, including net leverage ratio, fixed charge coverage ratio and maximum levels of consolidated capital expenditures; and its failure to comply with any of the restrictive or financial covenants could result in an event of default and accelerated demand for repayment of its indebtedness.

Fusion and each of the Guarantors acknowledged the Intercreditor Agreement, by and among Fusion, the First Lien Agent, as collateral agent for the First Lien Lenders, and the Second Lien Agent, as collateral agent for the Second Lien Lenders (the “Intercreditor Agreement”), which sets forth the priority and other rights of the Lenders with respect to payment obligations and enforcement rights under the Credit Facilities.

The proceeds of the Term Loans have been used, in part, to refinance all of the existing indebtedness of Fusion and its subsidiaries (including Birch), under (i) the Credit Agreement, dated as of November 14, 2016, as amended, among Fusion NBS Acquisition Corp., a subsidiary of Fusion (“FNBS”), East West Bank (“EWB”), as Administrative Agent, Swingline Lender, an Issuing Bank and a Lender, and the other lenders party thereto; (ii) the Fifth Amended and Restated Securities Purchase Agreement and Security Agreement, dated as of November 14, 2016, as amended, among FNBS, Fusion, the subsidiaries of Fusion guarantors thereto, Praesidian Capital Opportunity Fund III, LP, as Agent, and the lenders party thereto; and (iii) the Credit Agreement, dated as of July 18, 2014, among Birch, Birch Communications, Inc., Cbeyond, Inc., the other guarantors party thereto, the lenders party thereto and PNC Bank, National Association, as Administrative Agent. In addition, the Term Loans were used to repay, in full, approximately $929,000 of indebtedness under that certain Second Amended and Restated Unsecured Promissory Note, dated November 14, 2016, payable by Fusion to Marvin Rosen. The proceeds were also be used to pay the fees and expenses associated with the Birch Merger and related transactions, including in connection with the Credit Facilities.

The Term Loans were also used to make a prepayment of an aggregate of approximately $3.0 million of indebtedness of Birch under the subordinated notes each dated October 28, 2016, in favor of Holcombe T. Green, Jr., R. Kirby Godsey and the Holcombe T. Green, Jr. 2013 Five-Year Annuity Trust. The remaining indebtedness thereunder is evidenced after the closing of the Birch Merger by Amended and Restated Subordinated Notes, dated as of the Closing Date, made by BCHI Merger Sub (as successor in interest to Birch pursuant to the Birch Merger) with an aggregate principal amount of $3.3 million (the “Bircan Notes”). The Bircan Notes each have an interest rate of 12% per annum, and are amortized in three equal installments, to be paid off completely in March 2019, with interest due in quarterly installments. The indebtedness under the Bircan Notes is unsecured, and obligations thereunder are subordinated to the Credit Facilities.

In addition, $62,000,000 of the Tranche B Term Loan under the First Lien Credit Agreement has been deposited in a deposit account with EWB, which account is subject to the terms of a Deposit Account Control Agreement by and among Fusion, EWB, and the First Lien Agent (the “DACA”). The amounts deposited in this account will be used by Fusion to pay the cash portion of the Purchase Price for MegaPath. If the MegaPath Merger is not completed by August 4, 2018, such funds must be used to prepay the Tranche B Term Loan under the First Lien Credit Agreement.

The foregoing and following descriptions of the Credit Facilities and related agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the First Lien Credit Agreement which is attached hereto as Exhibit 10.9, the Second Lien Credit Agreement which is attached hereto as Exhibit 10.10, the First Lien Pledge and Security Agreement which is attached hereto as Exhibit 10.11, the Second Lien Pledge and Security Agreement which is attached hereto as Exhibit 10.12, the Intercreditor Agreement which is attached hereto as Exhibit 10.13, the DACA which is attached hereto as Exhibit 10.14, and the three different Bircan Notes, which are attached hereto as Exhibit 10.15, Exhibit 10.16, and Exhibit 10.17, each of which is incorporated by reference herein. The Credit Agreements have been included as exhibits hereto solely to provide investors and security holders with information regarding their respective terms. They are not intended to be a source of financial, business or operational information about Fusion, Birch or any other subsidiary of Fusion. The representations, warranties and covenants contained in the Credit Agreements and other agreements and instruments referenced therein are made only for purposes of the specific agreement and are made as of specific dates; are solely for the benefit of the parties; may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of each such agreement, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties rather than establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Investors and security holders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Fusion, Birch or any other subsidiary of Fusion. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the respective agreement, which subsequent information may or may not be fully reflected in public disclosures.

Green Subordinated Note

At Closing, Holcombe T. Green, Jr. made an additional loan to Fusion in the principal amount of $10,000,000, which is evidenced by a Subordinated Promissory Note, dated the Closing Date (the “Green Note”), that Fusion delivered to Mr. Green. The Green Note has an interest rate of 13% per annum and an original issue discount of 4%, and it matures on the date which is 91 days after the maturity date of the Second Lien Term Loan. Until the maturity date of the Green Note, only interest is due thereunder, in quarterly payments. The indebtedness under the Green Note is unsecured, and obligations thereunder are subordinated to the Credit Facilities.

The foregoing description of the Green Note is qualified in its entirety by reference to the full text of such document, which is filed hereto as Exhibit 10.18 and which is incorporated by reference herein.

Vector Facility

In connection with its participation in the Tranche B Term Loan under the First Lien Credit Agreement, Vector Fusion Holdings (Cayman), Ltd. (“Vector”) entered into a separate credit agreement (the “Vector Credit Agreement”) with Goldman Sachs, as administrative agent and lender, and U.S. Bank National Association, as collateral agent and collateral custodian, pursuant to which Vector borrowed funds from Goldman Sachs, the proceeds of which were used to purchase Tranche B Term Loans under the First Lien Credit Agreement. In connection therewith, Vector issued to Fusion, and Fusion bought from Vector using proceeds of the various financing transactions consummated on the Closing Date, a $25,000,000 unsecured subordinated note (the “Vector Note”). The Vector Note bears interest at the rate earned by the bank account in which the proceeds of the Vector Note will be deposited and matures on May 3, 2024. The Vector Note is subordinate in right of payment to Vector’s loan from Goldman Sachs. Other than payments permitted under certain limited circumstances set forth in the Vector Credit Agreement, Fusion is not entitled to any distribution on account of the principal, premium or interest or any other amount in respect of the Vector Note until all amounts owed by Vector under the Vector Credit Agreement are paid in full. Similarly, while Fusion has the right to declare obligations due under the Vector Note to be immediately due and payable upon the occurrence of an event of default (including, without limitation, in the event of any insolvency, bankruptcy or liquidation or Vector), Fusion will not be entitled to receive any payment on account of the Vector Note until Vector’s obligations under the Senior Credit Agreement are paid in full. Fusion pledged the Vector Note as security for its obligations under the Credit Agreements.

In addition, in connection with its participation in the Tranche B Term Loan under the First Lien Credit Agreement, Vector and certain of its affiliates entered into a side letter with Fusion dated as of the Closing Date (the “Vector Letter”) pursuant to which Vector is entitled to certain non-voting board observation rights, including the receipt of materials provided to the Fusion Board and attendance at regularly scheduled quarterly Fusion Board meetings. Such board observation rights are not transferrable to any assignee of the Tranche B Term Loans under the First Lien Credit Agreement held by Vector and its affiliates.

The foregoing descriptions of the Vector Note and Vector Letter are qualified in their entirety by reference to the full text of such documents, which are filed hereto as Exhibit 10.19 and Exhibit 10.20, respectively, and are incorporated by reference herein. The form of the Vector Credit Agreement was filed as Exhibit 99.1 to Fusion’s Current Report on Form 8-K filed with the SEC on April 30, 2018 and is incorporated by reference herein.

Item 3.02
Unregistered Sale of Equity Securities

The information set forth under Item 2.01 above is incorporated herein by reference. The Merger Shares were issued to BCHI Holdings in reliance upon exemptions from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(a)(2) thereunder. The issuance of the Fusion Common Stock at Closing in exchange for Preferred Stock was made in reliance upon Section 3(a)(9) of the Securities Act.

Private Placements of Common Stock

On the Closing Date, Fusion entered into and consummated the sale of shares of Fusion Common Stock under three separate common stock purchase agreements (the “Common Stock Purchase Agreements”). Specifically, Fusion issued and sold (i) 952,382 shares of Fusion Common Stock (the “North Haven Shares”), for an aggregate purchase price of approximately $5,000,000, to North Haven Credit Partners II L.P., one of the First Lien Lenders under the Tranche B Term Loan, which is managed by Morgan Stanley Credit Partners; (ii) 380,953 shares of Common Stock (the “Aetna Shares”), for an aggregate purchase price of approximately $2,000,000, to Aetna Life Insurance Company; and (iii) 190,477 shares of Common Stock (the “Backcast Shares” and with the North Haven Shares and the Aetna Shares, the “Common Stock Purchase Shares”), for an aggregate purchase price of approximately $1,000,000, to Backcast Credit Opportunities Fund I, L.P. The Common Stock Purchase Shares were sold in reliance upon the exemption from the registration requirements under the Securities Act pursuant to Section 4(a)(2) thereunder. Pursuant to the Common Stock Purchase Agreements, Fusion has agreed to file a registration statement under the Securities Act to register the resale of the Common Stock Purchase Shares as promptly as reasonably practicable following Closing, and use all commercially reasonable efforts to effect such registration no event later than 120 days following the Closing Date (or 150 days in the event of a full review of such registration statement by the SEC). Fusion has agreed to maintain the effectiveness of such registration statement until the second anniversary of the Closing Date (unless the Common Stock Purchase Shares are sold in their entirety or may be sold without restriction under Rule 144 of the Securities Act). In connection with the sale of the Common Stock Purchase Shares, Fusion paid an aggregate of $492,000 of fees.

The foregoing description of the Common Stock Purchase Agreements are qualified in its entirety by reference to the full text of the form of Common Stock Purchase Agreement, which is filed hereto as Exhibit 10.21 and which is incorporated by reference herein.

On May 8, 2018, Fusion issued a press release announcing the sale of an aggregate of approximately $8.0 million of Fusion Common Stock pursuant to the Common Stock Purchase Agreements, a copy of which is filed as Exhibit 99.3 hereto.

Private Placement of Series D Preferred Stock

On the Closing Date, Fusion entered into a preferred stock purchase agreement with Holcombe T. Green, Jr. (the “Preferred Stock Purchase Agreement”) pursuant to which it issued and sold to Mr. Green 15,000 shares (the “Series D Preferred Shares”) of Series D Cumulative Preferred Stock, par value $0.01 per share (the “Series D Preferred Stock”) of Fusion, a newly designated series of Fusion Preferred Stock, for an aggregate purchase price of $14,700,000. The Series D Preferred Shares have a stated value of $15,000,000, and Fusion agreed to pay Mr. Green a closing fee of $200,000 in connection with the closing of such sale. The Series D Preferred Shares were sold in reliance upon the exemptions from the registration requirements under the Securities Act pursuant to Section 4(a)(2) thereunder.

On the Closing Date, Fusion filed a Certificate of Designations and Preferences (the “Series D Certificate of Designations”) of the Series D Preferred Stock with the Secretary of State of the State of Delaware. The Series D Certificate of Designations created, out of the authorized and unissued shares of preferred stock of Fusion, the Series D Preferred Stock, consisting of 100,000 shares, and established the rights, preferences and privileges thereof.

The Series D Preferred Stock accrues dividends when, as and if declared by the Fusion Board at an annual rate of twelve percent (12%) per annum regardless of whether declared, payable monthly in arrears on a cumulative basis. All accrued and unpaid dividends on each share of Series D Preferred Stock with shares of Series D Preferred Stock on the last business day of each calendar month, or, at Fusion’s discretion and after satisfaction in full of all of Fusion’s obligations under the Credit Agreements, in cash. The Series D Preferred Stock is redeemable by Fusion at the stated amount thereof (including any accrued and unpaid dividends thereon), with the proceeds from a future public offering of equity securities of Fusion (if any), or upon the sale, merger, liquidation, or dissolution of Fusion. Series D Preferred Stock does not have any voting rights, but the consent of the holders thereof is required to take certain actions by Fusion that would adversely affect such holders.

The foregoing description of the Preferred Stock Purchase Agreement is qualified in its entirety by reference to the full text of the such document, which is filed hereto as Exhibit 10.22 and which is incorporated by reference herein. The Series D Certificate of Designations is described under Item 5.03 below.

The Preferred Stock Purchase Agreement and form of Common Stock Purchase Agreement have been included as exhibits hereto solely to provide investors and security holders with information regarding their terms. They are not intended to be sources of financial, business or operational information about Fusion or any subsidiary of Fusion. The representations, warranties and covenants contained in the such agreements are made only for purposes of the specific agreements and are made as of specific dates; are solely for the benefit of the parties to those agreements; may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms thereof, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties rather than establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Investors and security holders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Fusion or any subsidiary of Fusion. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the respective agreement, which subsequent information may or may not be fully reflected in public disclosures.

Item 3.03
Material Modification to Rights of Security Holders.

The information set forth in Item 5.03 below under the heading “Reverse Stock Split” is incorporated herein by reference.

Item 5.01
Changes in Control of Registrant.

The pre-closing Fusion Board determined that the consummation of the Birch Merger would constitute a change of control, as upon the closing of the Birch Merger, the majority of the members of the Fusion Board would change and more than a majority of the shares of Fusion’s Common Stock outstanding immediately following completion of the Birch Merger would be owned by BCHI Holdings. Immediately after the closing of the Birch Merger, BCHI Holdings held approximately 65.2% of the issued and outstanding shares of Fusion Common Stock.

The information set forth under Item 2.01 above and Item 5.02 below is incorporated herein by reference.

Item 5.02
Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Stockholders’ Agreement described in Item 2.01 above, upon the closing of the Birch Merger, the size of the Fusion Board was fixed as of the Closing Date at seven (7) directors, the post-Birch Merger Fusion Board was selected in accordance with the terms thereof.

As of the Closing Date, Paul C. O’Brien, Larry Blum, Philip D. Turits, Jack Rosen and William Rubin resigned as members of the Fusion Board and the following three individuals, who are the Birch Designees, were appointed by the Fusion Board to serve as directors until the next annual meeting of stockholders of Fusion, until their respective successors are duly elected and qualified or until their respective earlier resignation or removal in accordance with Fusion’s Bylaws: Holcombe T. Green, Jr., Holcombe Green, III, and Lewis W. Dickey, Jr. In addition, Rafe de la Gueronniere was appointed as the Independent Director under the terms of the Stockholders’ Agreement. Each of Messrs. Matthew Rosen, Marvin Rosen and Del Giudice were reappointed to the Fusion Board as the Fusion Designees.

The Fusion Board, as constituted prior to the consummation of the Birch Merger, upon recommendation of the Nominating and Compensation Committee of the Fusion Board, determined that each of Messrs. Green, III, Dickey, Del Giudice and de la Gueronniere are “independent” as such term is defined in Rule 5605(a)(2) of the Nasdaq Listing Standards.

Also as of the Closing Date, Michael R. Bauer was replaced as Fusion’s Chief Financial Officer by Kevin Dotts. Mr. Dotts also holds the titles of Executive Vice President and Principal Accounting Officer.

Holcombe T. Green, Jr.

On the Closing Date, Mr. Green, Jr. was appointed as a Director of Fusion and as Vice Chairman of the Fusion Board. Mr. Green, Jr. is a co-founder, and has served as a director, of Birch Equity Partners, LLC since January 2015. Prior to forming Birch Equity Partners, Mr. Green founded and was a principal at Green Capital Investors, where he also served as its Chairman, a Director and Chief Executive Officer at the firm's portfolio companies. Prior to that, Mr. Green, Jr. served as the Chairman and Chief Executive Officer at Westpoint Stevens Inc. from October 1992 to June 2003. Prior to that, Mr. Green was a Senior Partner at Hansell & Post, where he practiced corporate law for more than 20 years. Mr. Green served as a Trustee of Yale University Board; as a Director of High Museum of Art, Atlanta Botanical Garden, Families First, Inc., The Atlanta Ballet, Atlanta History Center, Atlanta Music Festival Association and Woodruff Arts Center; and he was also a Trustee of The Taft School. Previously, Mr. Green served as the Chairman of HBO & Company; and as a Director of Cumulus Media Inc. The Fusion Board believes that Mr. Green’s background as the co-founder of several investment funds, his service as a chief executive officer of several companies, his background as a corporate attorney and his service as a director for several other private and public companies, provides him with the industry, financial, legal, and leadership experience to advise the Fusion Board on strategic and tactical matters.

Holcombe Green, III

On the Closing Date, Mr. Green, III was appointed as a Director of the Company. Mr. Green, III has been a Managing Director at Lazard Frѐres & Co. LLC (“Lazard”) in New York City since January 2008. He has served as the global head of the secondary advisory business at Lazard and a senior member of the private fund advisory business since January 2007. Mr. Green, III joined Lazard in January 2004. From January 2002 through January 2003, Mr. Green, III was Director of Corporate Development at IBM Corporation, with responsibilities including the origination and execution of strategic transactions with and for IBM Global Services, then the largest division of IBM. From 1997 until 2002, Mr. Green, III was an investment banker at Merrill Lynch & Co. advising clients in the technology, industrial and consumer sectors with regard to strategic and financing transactions. Prior to attending the Yale School of Management, Mr. Green, III worked in the United States Senate in the office of Senator Sam Nunn of Georgia. The Fusion Board believes that Mr. Green, III’s background as an investment banker, financial and leadership experience to advise the Fusion Board on strategic and tactical matters. He is a trustee of The Taft School and a member of the Advisory Board of the Yale University International Center for Finance.

Lewis W. Dickey, Jr.

On the Closing Date, Mr. Dickey was appointed as a Director of the Company. Since May 2017, Mr. Dickey has served as the Chairman and Chief Executive Officer of Modern Media Acquisition Corp., a Nasdaq-listed special purpose acquisition corporation. Since September 2010, Mr. Dickey has served as Chairman of the Board of Modern Luxury Media, a regional magazine publishing company and since May 2017 he has also served as its Chief Executive Officer. From March 2000 to September 2015, Mr. Dickey served as Chief Executive Officer of Cumulus Media, Inc., a leader in the radio broadcasting industry which owns and operates a nationwide radio network. Mr. Dickey also served Chairman of the Board of Cumulus Media Inc. from December 2000 to May 2015. Prior to co-founding Cumulus in 1997, Mr. Dickey was a nationally regarded consultant on media strategy. The Fusion Board believes that Mr. Dickey’s background as the co-founder of a media company, his service as the chairman and chief executive officer of several companies, provides him with the industry, financial, and leadership experience to advise the Fusion Board on strategic and tactical matters. Mr. Dickey’s qualifications to serve as a member of the Fusion Board include over thirty years of experience in the media, entertainment and marketing services industries.

Rafe de la Gueronniere

On the Closing Date, Mr. de la Gueronniere was appointed as a Director of the Company. Mr. de la Gueronniere has served as a director of Third Point Reinsurance Ltd. since November 2013. From March 2014 to March 2017, Mr. de la Gueronniere served as co-chairman of Continuity Logic, LLC, a software company. From March 2013 through March 2014, Mr. de la Gueronniere served as Vice Chairman of New Providence Asset Management, a money management company that he co-founded in 2003. Prior to co-founding New Providence Asset Management, Mr. de la Gueronniere was a Principal at the Mariner Investment Group, Chairman of the Discount Corporation of New York, and a Member of the Management Committee and Board at Paine Webber, Inc. Mr. de la Gueronniere began his career at J.P. Morgan & Co. where he was a Senior Vice President responsible for the fixed income and precious metals businesses. Currently, Mr. de la Gueronniere is a member of the Investment Committee of the John D. and Catherine T. MacArthur Foundation. He formerly served as a Trustee and Investment Committee Chair for both the Taft School and the Far Hills Country Day School and was a longstanding member of the U.S. Treasury Debt Management Advisory Committee. Mr. de la Gueronniere has more than 35 years of experience in fixed income, equity investing, foreign exchange, and the precious metals business. The Fusion Board believes that Mr. de la Gueronniere’s experience in the investment and banking industries gained over a career spanning more than 30 years, his service as the vice-chairman for several companies and his service as a director for another public company, provides him with the financial and leadership experience to be a valuable advisor to executive management and the Fusion Board.

Kevin Dotts

On the Closing Date, Mr. Dotts was appointed as Executive Vice President, Chief Financial Officer and Principal Accounting Officer of Fusion. Prior to the closing of the Birch Merger, Mr. Dotts served as Executive Vice President and Chief Financial officer of Birch, positions that he assumed in February 2017. Prior to joining Birch, Mr. Dotts served as a financial consultant to Internap Corp., a cloud, hosting and colocation company, from December 2016 to January 2017 and from August 2012 to December 2016, as its Senior Vice President and Chief Financial Officer. Prior to joining Internap, Mr. Dotts served as Executive Vice President and Chief Financial Officer at Culligan International Company, from May 2011 to August 2012, as Chief Financial Officer of Gas Turbine Efficiency, a global energy technology development company, from November 2009 to April 2010 and from 2004 to 2009 served as Executive Vice President and Chief Financial Officer at EarthLink, Inc. Mr. Dotts started his career with financial leadership roles in various domestic and international divisions of General Electric Co.

Family Relationships

Marvin S. Rosen, a Director, is the father of Matthew D. Rosen, Fusion’s Chief Executive Officer, Director and Chairman of the Board. Holcombe T. Green, Jr, a Director and Vice Chairman of the Fusion Board, is the father of Holcombe Green, III, who also serves as a Director.

Committees of the Board of Directors

On the Closing Date, Messrs. Del Giudice, Dickey and Green, III were appointed to serve as members of the Audit Committee, and Mr. Del Giudice was appointed as Chairman of that committee. In addition, on the Closing Date Messrs. Del Giudice, Dickey and de la Gueronniere were appointed to serve as members of the Nominating and Compensation Committee, and Mr. Dickey was appointed as Chairman of that committee.

The description of the board observation rights provided to Vector, described in Item 2.03 above, is incorporated herein by reference.

Item 5.03
Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Reverse Stock Split

Fusion filed a Certificate of Amendment (the “Charter Amendment”) to the Certificate of Incorporation of Fusion with the Secretary of State of the State of Delaware, to effect a reverse split of the Fusion Common Stock at an exchange ratio of 1-for-1.5 (the “Reverse Split”), which became effective on May 4, 2018, immediately prior to the closing of the Birch Merger. The number of authorized shares of Fusion Common Stock was not affected by the Reverse Split. Any fractional shares of Fusion Common Stock resulting from the Reverse Split were rounded up to the nearest whole share. The Reverse Split was approved by the stockholders of Fusion at the Annual Meeting.

The Reverse Split was undertaken to ensure that Fusion satisfied the $4 minimum bid price requirement for the listing the Fusion Common Stock on The Nasdaq Global Market, the middle tier of The Nasdaq Stock Market LLC (“Nasdaq”). Fusion was required to file a new listing application with Nasdaq as the Birch Merger was deemed to be a change of control of Fusion within the meaning of Nasdaq Rule 5110(a). Prior to the Birch Merger, Fusion’s Common Stock traded on The Nasdaq Capital Market. Nasdaq approved the listing of Fusion’s Common Stock on The Nasdaq Global Market effective upon the closing of the Birch Merger. On May 7, 2018, the Fusion Common Stock began trading on The Nasdaq Global Market. The ticker symbol for Fusion’s Common Stock, “FSNN”, remains unchanged.

The foregoing does not purport to be a complete description of the Charter Amendment and is qualified in its entirety by reference to the full text of such document, which is filed as Exhibit 3.1 hereto and which is incorporated by reference herein.

Amended and Restated Certificate of Incorporation

On May 4, 2018, Fusion filed the Second Amended and Restated Certificated of Incorporation (the “Restated Charter”) with the Secretary of State of the State of Delaware, which amended and restated Fusion’s certificate of incorporation in its entirety (after giving effect to the Reverse Split, pursuant to the Charter Amendment). The Restated Charter was approved by the stockholders of Fusion at the Annual Meeting.

The Restated Charter changed Fusion’s name from “Fusion Telecommunications International, Inc.” to “Fusion Connect, Inc.” and increased the number of authorized shares of Fusion Common Stock from 90,000,000 to 150,000,000.

The Restated Charter also authorizes the issuance of 10,000,000 shares of undesignated preferred stock, par value $0.01 per share. While the Series A-1 Cumulative Convertible Preferred Stock, Series A-2 Cumulative Convertible Preferred Stock, Series A-4 Cumulative Convertible Preferred Stock, and Series B-2 Senior Cumulative Convertible Preferred Stock are still designated under the Amended and Restated Charter, no shares of such series of preferred stock are issued and outstanding following consummation of the Birch Merger.

The foregoing does not purport to be a complete description of the Restated Charter and is qualified in its entirety by reference to the full text of such document, which is filed as Exhibit 3.2 hereto and which is incorporated by reference herein.

Certificate of Designations of Series D Preferred

In order to deliver the required Series D Preferred Stock under the Preferred Stock Purchase Agreement, Fusion filed the Series D Certificate of Designations with the Secretary of State of the State of Delaware on May 4, 2018, which certificate was effective promptly following the effectiveness of the Restated Charter. The information set forth in Item 3.02 above under the heading “Private Placement of Series D Preferred Stock,” including the description of the Series D Certificate of Designations and the rights and preferences of the Series D Preferred Stock, is incorporated herein by reference.

The foregoing does not purport to be a complete description of the Series D Certificate of Designations and is qualified in its entirety by reference to the full text of such document, which is filed as Exhibit 3.3 hereto and which is incorporated by reference herein.

Amended and Restated Bylaws

On May 4, 2018, the new Fusion Board adopted the Amended and Restated Bylaws of Fusion (the “Restated Bylaws”). Among other things, the Restated Bylaws expand the disclosure requirements for the nomination of directors and submission of other proposals by stockholders, including representation and agreement with respect to the background and qualifications of any director nominees. Subject to the rights, if any, of the holders of any series of preferred stock, and subject to the Stockholders’ Agreement (so long as it is in effect), vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even if less than a quorum, and not by the stockholders. The Restated Bylaws allow the Fusion Board or the chairman of the meeting to adopt such rules and regulations for the conduct of meetings as it shall deem appropriate which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. Furthermore, the Restated Bylaws update the descriptions of the various officer positions so they more closely reflect the duties and responsibilities of the officers of Fusion.

The foregoing does not purport to be a complete description of the Restated Bylaws and is qualified in its entirety by reference to the full text of such document, which is filed as Exhibit 3.4 hereto and which is incorporated by reference herein.

Item 9.01
Financial Statements and Exhibits.

(a)         Financial Statements of Business Acquired.

The 2017 audited financial statements of Birch required by Item 9.01(a)(1) of Form 8-K and Rule 8-04(b) of Regulation S-X are filed as Exhibit 99.4 to this Current Report on Form 8-K.

(b)         Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(a)(1) of Form 8-K and Rule 8-04(b) of Regulation S-X are filed as Exhibit 99.5 to this Current Report on Form 8-K.

(c)         Shell Company Transactions.

Not Applicable.

(d)          Exhibits. EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1	Amendment to the Certificate of Incorporation, effective May 4, 2018.

3.2	Amended and Restated Certificate of Incorporation, dated May 4, 2018.

3.3	Certificate of Designations and Preferences of the Series D Cumulative Preferred Stock, dated May 4, 2018.

3.4	Amended and Restated Bylaws, dated May 4, 2018.

10.1	Agreement and Plan of Merger, dated as of May 4, 2018, by and among Fusion Connect, Inc., MegaPath Holding Corporation, Fusion MPHC Acquisition Corp., and Shareholder Representative Services LLC.

10.2	Registration Rights Agreement, dated as of May 4, 2018, by and between Fusion Connect, Inc. and BCHI Holdings, LLC.

10.3	Stockholders’ Agreement, dated as of May 4, 2018, by and among Fusion Connect, Inc., BCHI Holdings, LLC, and the stockholders named therein.

10.4	Transition Services Agreement, dated as of May 4, 2018, by and between Fusion Connect, Inc. and Lingo Management, LLC.

10.5	Non-Solicitation and Right of First Refusal Agreement, dated as of May 4, 2018, by and between Fusion Connect, Inc. and Lingo Management, LLC.

10.6	Membership Interest Purchase and Sale Agreement, dated as of May 4, 2018, by and among Fusion Telecommunication International, Inc., XcomIP LLC, and Fusion Global Services LLC.

10.7	Amended and Restated Indemnification Letter Agreement, dated as of May 4, 2018, by and between Fusion Connect, Inc. and BCHI Holdings, LLC.

10.8	Tax Indemnification Letter Agreement, dated as of May 4, 2018, by and between Fusion Connect, Inc. and BCHI Holdings, LLC.

10.9
First Lien Credit and Guaranty Agreement, dated as of May 4, 2018, by and among Fusion Connect, Inc., certain subsidiaries of Fusion Connect, Inc., Wilmington Trust, National Association, as Administrative Agent and Collateral Agent, and the lenders party thereto.

10.10
Second Lien Credit and Guaranty Agreement, dated as of May 4, 2018, by and among Fusion Connect, Inc., certain subsidiaries of Fusion Connect, Inc., Wilmington Trust, National Association, as Administrative Agent and Collateral Agent, and the lenders party thereto.

10.11
First Lien Pledge and Security Agreement, dated as of May 4, 2018, by and among Fusion Connect, Inc., certain subsidiaries of Fusion Connect, Inc., and Wilmington Trust, National Association, as Collateral Agent

10.12
Second Lien Pledge and Security Agreement, dated as of May 4, 2018, by and among Fusion Connect, Inc., certain subsidiaries of Fusion Connect, Inc., and Wilmington Trust, National Association, as Collateral Agent

10.13
Intercreditor Agreement, dated as of May 4, 2018, by and among Wilmington Trust, National Association, as Collateral Agent for the First Lien Lenders, Wilmington Trust, National Association, as Collateral Agent for the Second Lien Lenders, as acknowledged by Fusion Connect, Inc. and certain subsidiaries thereof.

10.14	Deposit Account Control Agreement, dated as of May 4, 2018, by and among Fusion Connect, Inc., Wilmington Trust, National Association, and East West Bank.

10.15	Amended and Restated Promissory Note, dated as of May 4, 2018, made by Fusion BCHI Acquisition LLC to Holcombe T. Green, Jr.

10.16	Amended and Restated Promissory Note, dated as of May 4, 2018, made by Fusion BCHI Acquisition LLC to R. Kirby Godsey.

10.17	Amended and Restated Promissory Note, dated as of May 4, 2018, made by Fusion BCHI Acquisition LLC to the Holcombe T. Green, Jr. 2013 Five-Year Annuity Trust.

10.18	Subordinated Promissory Note, dated as of May 4, 2018, made by Fusion Connect, Inc. to Holcombe T. Green, Jr.

10.19	Subordinated Note, dated May 4, 2018, made by Vector Fusion Holdings (Cayman), Ltd. to Fusion Connect, Inc.

10.20
Side Letter, dated May 4, 2018, by and between Fusion Connect, Inc. and Vector Capital V, L.P., Vector Entrepreneur Fund V, L.P.,VC4 Debt Investments (U.S.), L.L.C., Vector Fusion Holdings (Cayman), Ltd. and Vector Trading (Cayman), L.P.

10.21
Form of Stock Purchase Agreement, dated May 4, 2018, by and between Fusion Connect, Inc. and each of North Haven Credit Partners II L.P., Aetna Life Insurance Company, and Backcast Credit Opportunities Fund I, L.P.

10.22	Preferred Stock Purchase Agreement, dated as of May 4, 2018, by and between Fusion Connect, Inc. and Holcombe T. Green, Jr.

23.1	Consent of McNair, McLemore, Middlebrooks & Co., LLC

99.1	Press release dated May 10, 2018 of Fusion Connect, Inc. announcing its proposed acquisition of MegaPath Holding Corporation.

99.2	Press release dated May 7, 2018 of Fusion Connect, Inc. announcing the closing of the Birch Merger.

99.3	Press release dated May 8, 2018 of Fusion Connect, Inc. announcing the private placement of $8 million of common stock.

99.4	Audited financial statements of Birch Communications Holdings, Inc. for the year ended December 31, 2017.

99.5	Pro Forma Financial Information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

FUSION CONNECT, INC.

By: /s/ James P. Prenetta, Jr.
James P. Prenetta, Jr.
May 10, 2018	Executive Vice President and General Counsel